Exhibit 99.1
Aptean Completes Acquisition of Logility

Atlanta, GA – April 4, 2025 – Logility Supply Chain Solutions, Inc. (Nasdaq: LGTY) (“Logility”) today announced the completion of its acquisition by Aptean, Inc. (“Aptean”), a global provider of mission-critical enterprise software solutions, for $14.30 per share in cash. The acquisition was originally announced on January 24, 2025, and was approved by Logility shareholders on April 3, 2025. As a result of the consummation of the acquisition, Logility’s shares of common stock will no longer be listed on The Nasdaq Global Select Market or any other public market. Additional details can be found in the Current Report on Form 8-K filed by Logility today with the Securities and Exchange Commission.

Advisors

Lazard is serving as financial advisor to Logility, and Jones Day is serving as legal counsel. Orrick is serving as legal counsel to Aptean.

About Logility

Logility is a leading provider of AI-first supply chain management solutions engineered to help organizations build sustainable digital supply chains that improve people’s lives and the world we live in. The Company’s approach is designed to reimagine supply chain planning by shifting away from traditional “what happened” processes to an AI-driven strategy that combines the power of humans and machines to predict and be ready for what’s coming. Logility’s fully integrated, end-to-end platform helps clients know faster, turn uncertainty into opportunity, and transform supply chain from a cost center to an engine for growth. With over 500 clients in 80 countries, the Company is headquartered in Atlanta, GA. Learn more at www.logility.com.

About Aptean

Aptean is a global provider of industry-specific software that helps manufacturers and distributors effectively run and grow their businesses. Aptean’s solutions and services help businesses of all sizes to be Ready for What’s Next, Now®. Aptean is headquartered in Alpharetta, Georgia and has offices in North America, Europe and Asia-Pacific. To learn more about Aptean and the markets we serve, visit www.aptean.com.

Aptean and Ready for What’s Next, Now are Registered Trademarks of Aptean, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.

Contact:

Kevin Liu
kliu@logility.com
(626) 424-1535

Worldwide Headquarters  ● 470   East Paces Ferry Road, N.E.  ● Atlanta, Georgia 30305  ● 800.762.5207  ●  www.logility.com